Exhibit 10.1

TAKUMI SALE AGREEMENT

This TAKUMI SALE AGREEMENT (this “Agreement”), dated as of July 14, 2015, is entered into by and between HURCO COMPANIES, INC., an Indiana corporation (“Hurco”), HURCO MANUFACTURING LIMITED, a company limited by shares incorporated under the laws of the Republic of China (“HML”), and LIBERTY DIVERSIFIED INTERNATIONAL, INC., a Minnesota corporation (“LDI”). Hurco, HML, and LDI are collectively referred to in this Agreement as the “Parties.”

RECITALS

A.            Hurco owns all of the issued capital stock of the sole shareholder of HML.

B.             LDI is the primary shareholder of Takumi-Machinery Co., Ltd., a company limited by shares incorporated under the laws of the Republic of China (“Takumi-Taiwan”). LDI holds approximately 98% of the total issued shares of Takumi-Taiwan (the “LDI Shares”).

C.             Hurco owns all of the issued capital stock of Hurco USA, Inc., an Indiana corporation (“Hurco USA”). LDI owns all of the issued capital stock of Milltronics Manufacturing Company, Inc. d/b/a Milltronics CNC Machines, a Minnesota corporation (“Milltronics”). Hurco USA, Milltronics and LDI have entered into that certain Asset Purchase Agreement of even date herewith (the “Milltronics APA”), pursuant to which Hurco USA will purchase substantially all of Milltronics’ assets (the “Milltronics Transaction”). The execution of this Agreement by the Parties is a condition precedent to the closing of the Milltronics APA.

D.            Concurrent with the execution of the Milltronics APA, HML, LDI and Takumi-Taiwan will execute an Asset Purchase Agreement and related documents (collectively, the “Takumi APA”). pursuant to which HML will purchase certain of Takumi-Taiwan’s assets and goodwill (the “Takumi Transaction”). In consideration of Taiwan law, the Parties and Takumi-Taiwan have agreed, and the Takumi APA so provides, that the effectiveness of the Takumi APA will remain subject to the approval of the shareholders of Takumi-Taiwan.

E.             LDI acknowledges that while the terms of the Milltronics APA and Takumi APA contemplate separate transactions between different buyers and sellers, LDI and Hurco have negotiated the two transactions as an integrated acquisition arrangement.

F.             The Parties desire to close the Milltronics Transaction on or before July 15, 2015 and to close the Takumi Transaction on or before July 31, 2015. Subject to the terms of this Agreement, LDI has agreed to take certain actions, or as primary shareholder of Takumi-Taiwan to cause Takumi- Taiwan to take certain actions, as set forth in detail in this Agreement, in order to comply with Taiwan law governing requisite approvals of the Takumi Transaction and to cause the Takumi Transaction to close at the earliest possible date.

G.             LDI will receive substantial benefits from the consummation of the Milltronics Transaction and the Takumi Transaction and enters into this Agreement to provide a material inducement to Hurco USA and HML to enter into and consummate the Milltronics APA and the Takumi APA.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the Parties agree as follows:

ARTICLE I

Approval of the Takumi Transaction

Section 1.1. Execution of the Takumi APA. LDI warrants (i) all necessary action in compliance with Taiwan law has been taken to conduct a Meeting of the Board of Directors of Takumi-Taiwan to obtain authorization from its directors and supervisors for the execution of the Takumi APA by the Chairman of Takumi-Taiwan concurrent with the execution of the Milltronics APA and (ii) at such Board Meeting, the Board of Directors of Takumi Taiwan authorized the Chairman of Takumi-Taiwan to execute the Taiwan APA, provided that the consummation of the transactions contemplated by the Takumi APA shall be subject to the approval of the Takumi Transaction by the shareholders of Takumi-Taiwan.

Section 1.2. Shareholder Meeting. LDI, as the primary shareholder of Takumi-Taiwan, will cause Takumi-Taiwan to take the following actions in order to obtain requisite shareholder approval of the Takumi Transaction:

(a)             As soon as practicable after the closing of the Milltronics Transaction and the execution of the Takumi APA and in all cases, on or before July 17, 2015, LDI shall cause to be delivered a meeting notice to all shareholders of Takumi-Taiwan in form and substance the same as Exhibit A to this Agreement (the “Shareholder Notice”), calling a Special Shareholders Meeting of Takumi-Taiwan on the earliest practicable date as permitted by Taiwan law and in all cases, on or before July 30, 2015 (the “Shareholder Meeting”) to approve the Takumi Transaction and Takumi APA, including without limitation, all acts required to perform Takumi-Taiwan’s obligations under the Takumi APA and close the Takumi Transaction (the “Special Resolution”); and

(b)             LDI shall cause Takumi to conduct the Shareholder Meeting, shall attend the Shareholder Meeting, and shall call the vote on the Special Resolution.

Section 1.3. Voting. LDI agrees to vote the LDI Shares to approve the Takumi Transaction and Takumi APA at the Shareholder Meeting and to take any and all other action necessary to cause the Takumi Transaction to be approved by the shareholders of Takumi-Taiwan. LDI warrants that by virtue of LDI’s attendance at the Shareholder Meeting, and committed vote to approve the Shareholder Resolution, sufficient issued shares of Takumi-Taiwan shall have approved the Special Resolution as required by Taiwan law.

Section 1.4. Closing. After approval of the Special Resolution, LDI shall cause Takumi-Taiwan to take all action necessary on its part to close the Takumi Transaction within one business day or as soon as practicable thereafter and in all cases, on or before July 31, 2015.

ARTICLE II

Exclusivity

Up to and through approval and closing of the Takumi Transaction as contemplated under this Agreement, LDI will not, and LDI will cause Takumi-Taiwan and LDI’s other subsidiaries, shareholders, affiliates, representatives and agents not to, directly or indirectly, solicit, initiate, seek or encourage any inquiry, proposal or offer from, furnish any information to, or participate in any discussions or negotiations with, any person (other than Hurco, HML, or any person on Hurco or HML’s behalf) regarding any acquisition or disposition of any of the capital stock, assets, or business, in whole or in part, of Takumi-Taiwan, whether directly or indirectly (by merger, tender offer, purchase, statutory share exchange, joint venture or otherwise).

ARTICLE III

Indemnification

Section 3.1. Indemnification. LDI shall defend, indemnify, and hold Hurco, HML, and their respective directors, officers, shareholders, employees, agents, successors and assigns (collectively, the “Indemnified Parties” and each, an “Indemnified Party”) harmless from and against any and all liabilities, losses, damages, claims, costs or expenses (including, without limitation, all attorneys’ fees and out of pocket costs and expenses incurred by HML and Hurco in negotiating, documenting and preparing for the closing of the Takumi Transaction) (collectively, “Losses”), incurred or suffered by any Indemnified Party resulting from, related to, arising out of, based upon, or by reason of (i) LDI’s breach of any term or provision of this Agreement, or (ii) the Takumi Transaction’s failure or inability to close on or before July 31, 2015 by reason of Takumi-Taiwan not obtaining full approval of and authorization by its Board of Directors and its shareholders, as required by applicable Taiwan law, to execute and perform the Takumi APA and to close and consummate the Takumi Transaction in accordance with the Takumi APA. LDI agrees in all events, the Losses are to be measured the same as if the Taiwan APA was approved and enforceable and Takumi-Taiwan without good cause breached and failed to close the Taiwan Transaction.

Section 3.2. Recovery. All Losses that are indemnified pursuant to Section 3.1 of this Agreement may be recovered by Hurco or HML or any other Indemnified Party, at Hurco’s sole election, from the “Escrowed Funds” (as such term is defined in the Milltronics APA), to the extent of such funds. Recourse against the Escrowed Funds for Losses shall at all times be at Hurco’s sole election. Neither the exercise nor the failure to exercise any of Hurco or HML’s rights under this Agreement, the Milltronics APA, or any agreement executed in connection with the foregoing shall constitute an election of remedies or limit any of the Indemnified Parties in any manner in the enforcement of any other remedies that may be available to the Indemnified Parties. Under no circumstances shall the liability of LDI for Losses incurred by any of the Indemnified Parties be limited to the Escrowed Funds. Milltronics consents to the rights of Hurco or HML or any other Indemnified Party to recover Losses that are indemnified pursuant to Section 3.1 of this Agreement from the Escrowed Funds, as evidenced by its Acknowledgement and Consent immediately following the signatures by the Parties to this Agreement.

Section 3.3. Attorneys’ Fees. If Hurco or HML is the prevailing party in an action to recover any Losses for LDI’s breach of this Agreement, LDI shall pay all of Hurco or HML’s costs and expenses, including all reasonable attorneys' fees and expenses, incurred by Hurco or HML as a result of the breach or as a result of having to enforce this Agreement.

ARTICLE IV

Miscellaneous

Section 4.1. Incorporation of Recitals. The Parties agree that all of the statements in the Recitals of this Agreement are correct and accurate. The Recitals are hereby incorporated into this Agreement by reference.

Section 4.2. Assignment. LDI shall not assign any of its rights or obligations under this Agreement without the express written consent of Hurco.

Section 4.3. No Third Party Beneficiaries. Each of the provisions of this Agreement is for the sole and exclusive benefit of the Parties respectively, as their interests may appear, and shall not be deemed for the benefit of any other person, firm, corporation, entity or group of persons or entities, other than the Parties’ respective successors and permitted assigns.

Section 4.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns, devisees, and legal representatives.

Section 4.5. Partial Invalidity. In the event that any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, void or unenforceable shall not be affected thereby, and every term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 4.6. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota, without giving effect to its conflicts of law rules.

Section 4.7. Entire Agreement. This Agreement is the entire agreement and supersedes all prior agreements and understandings, written or oral, between the Parties with respect to the subject matter of this Agreement.

Section 4.8. Headings. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provision of this Agreement.

Section 4.9. Amendment. This Agreement may not be amended, modified, or changed in any respect without the approval and written consent of the Parties.

Section 4.10.         Waiver. None of the terms of this Agreement shall be deemed to have been waived by any Party, unless such waiver is in writing and signed by that Party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived or of any other provision of this Agreement. No extension of time for the performance of any obligation or act hereunder shall be deemed an extension of time for the performance of any other obligation or act.

Section 4.11.         Further Assurances. The Parties shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions, as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

Section 4.12.         Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the Parties had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereon and may be attached to another counterpart of this Agreement identical in form hereto and having attached to it one or more additional signature pages.

Signature Page Follows

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, as of the day and year first written above.

HURCO COMPANIES, INC.

By:	/s/ Greg Volovic
Greg Volovic, President

HURCO MANUFACTURING LIMITED

By:	/s/ Sonja K. McClelland
Printed:	Sonja K. McClelland
Title:	Director

LIBERTY DIVERSIFIED INTERNATIONAL, INC.

By:	/s/ Byron Wieberdink
Printed:	Byron Wieberdink
Title:	VP & CFO

ACKNOWLEDGEMENT and CONSENT:

MILLTRONICS MANUFACTURING COMPANY, INC.

By:	/s/ Byron Wieberdink
Printed:	Byron Wieberdink
Title:	VP & CFO

[Signature Page to Takumi Sale Agreement]

Exhibit A

NOTICE OF SPECIAL SHAREHOLDERS MEETING

OF

TAKUMI MACHINERY CO., LTD.

匠澤機械股份有限公司臨時股東會開會通知

To: Shareholders of Takumi Machinery Co., Ltd.

致匠澤機械股份有限公司全體股東

Date: July 16, 2015

日期民國104年7月16日

Please be advised that the Special Shareholders Meeting of Takumi Machinery Co., Ltd. will be held on July 27, 2015 at 10:00 a.m. at the conference room of the Company.

匠澤機械股份有限公司將於民國104年7月27日上午十點於本公司會議室召開臨時股東會。

AGENDA

議程

1.	Disposal of Business and Related Assets of the Company.

處分公司營業及相關資產案。

2.	Amendment to Articles of Incorporation

章程修正案

3.	Other Business, if any.

其他議案。

Board of Directors, Takumi Machinery Co., Ltd.

匠澤機械股份有限公司董事會